Exhibit 28 (e) (12) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit BB

to the

Distributor’s Contract

Money Market Obligations Trust

Federated Prime Obligations Fund – Capital Shares

In consideration of the mutual covenants set forth in the Distributor’s Contract dated March 1, 1994, between Money Market Obligations Trust and Federated Securities Corp., Money Market Obligations Trust executes and delivers this Exhibit on behalf of the Fund, and with respect to the class of Shares of the Funds, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of June, 2012.

MONEY MARKET OBLIGATIONS TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President